UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 11, 2006

Commission File Number	Registrant; State of Incorporation; Address and Telephone Number	IRS Employer Identification No.

333-74794	PPL Energy Supply, LLC (Exact name of Registrant as specified in its charter) (Delaware) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-3074920

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events
Item 8.01 Other Events

On December 11, 2006, PPL Energy Supply, LLC (“PPL Energy Supply”) entered into an Underwriting Agreement with BNP Paribas Securities Corp., Goldman, Sachs & Co. and HSBC Securities (USA) Inc., for themselves and as representatives of the several underwriters named therein, relating to the offering and sale by PPL Energy Supply of $300,000,000 of its 6.00% Senior Notes due 2036 (the “Notes”). The Notes are expected to be issued on December 14, 2006, subject to customary closing conditions. The maturity date of the Notes will be December 15, 2036, subject to early redemption at PPL Energy Supply’s option.

PPL Energy Supply expects to use the net proceeds from the sale of the Notes to replenish cash or repay short-term indebtedness, including intercompany loans, that PPL Energy Supply used or incurred to fund conversions of its 2 ⅝% Convertible Senior Notes due 2023 (“Convertible Notes”). Of the $400 million aggregate principal amount of Convertible Notes originally issued in 2003, approximately $298 million in principal amount has been converted to date.  Of this total, $259 million has been converted in the fourth quarter of 2006.  The principal amount of the converted Convertible Notes was settled in cash and the conversion premium was settled in PPL Corporation common stock, in accordance with the terms of the Convertible Notes.

The Notes will be issued under PPL Energy Supply’s existing shelf registration statement on file with the Securities and Exchange Commission (Registration No. 333-132574-01).

A copy of the Underwriting Agreement for the Notes offering is attached to this Form 8-K as Exhibit 1(a).

Section 9 - Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

1(a) -
Underwriting Agreement dated December 11, 2006, among PPL Energy Supply, LLC and BNP Paribas Securities Corp., Goldman, Sachs & Co. and HSBC Securities (USA) Inc., for themselves and as representatives of the several underwriters named therein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PPL ENERGY SUPPLY, LLC

By:	/s/ James E. Abel James E. Abel Vice President and Treasurer

Dated: December 11, 2006